FOR IMMEDIATE RELEASE

JONES SODA CO. ANNOUNCES RESIGNATION OF CEO AND CHAIRMAN
Company appoints Jennifer Cue as CEO and Mick Fleming as Chairman

Seattle, WA - June 27, 2012 (NASDAQ; JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced the resignations of Mr. William Meissner as CEO and Board member and Mr. Richard Eiswirth as Chairman of the Board. Effective June 30, 2012, Jennifer Cue will become the Company's CEO. Mick Fleming, long-standing Board member, will assume the role of Chairman of the Board, effective today.

The Company also announced the elimination of the Chief Financial Officer position effective June 30, 2012. Carrie Traner, VP of Finance and Principal Financial Officer will assume Mr. Stapleton's duties.

Commenting on the change in management and strategic direction of the Company, Chairman Mick Fleming stated, “Our objective is to align the Company's cost structure with its operating resources and position the Company for profitable revenue generation. Jennifer Cue, who previously served the Company as Chief Operating Officer and Chief Financial Officer, has the skills and passion to return the Company to a financially sustainable positive cash flow position, and to build upon that. We are grateful for the contribution of Bill, Jim and Rick to Jones Soda. Each individual has worked incredibly hard to advance the Jones brand and the Company. On behalf of the entire board, we wish them success in their future professional endeavors.”

Jennifer Cue commented, “I am excited for the opportunity to rekindle the Jones consumer fan base while exploring innovative ways to leverage the Jones brand in the U.S. and international markets. The Jones brand remains strong and we have a great team of dedicated employees who are inspired to bring Jones back to its cutting-edge and prosperous position in the marketplace. ”

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (NASDAQ: JSDA) markets and distributes premium beverages under the Jones® Soda and WhoopAss™ Energy Drink brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors, highest quality ingredients, including pure cane sugar and innovative labeling technique that incorporates always--changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers.

Forward-Looking Statements Disclosure

Certain statements in this Current Report on Form 8-K are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the impact of the management changes on the Company's business and results of operations. Forward-looking statements include all passages containing words such as "will," "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its 2012 operating plan; its ability to generate sufficient cash flow from operations; its ability to streamline operations, reduce operating expenses, and reduce and slow its use of cash; its ability to secure additional financing; its ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market, its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its use of the net proceeds from any financings to improve its financial condition; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish, maintain and expand distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's operations or financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2012 and in the Company's quarterly reports filed on Form 10-Q and current reports on Form 8-K filed with the SEC in 2012. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

For further information, contact:

Brendon Frey, ICR, Inc.
(203) 682-8200 or Brendon.frey@icrinc.com

or

Carrie Traner
Vice President of Finance
Jones Soda Co.
(206) 624-3357 or ctraner@jonessoda.com